Exhibit 99.1
Contacts:
Christopher Martin, Investor Relations
703.460.6609
Christopher.Martin@webmethods.com
John Conley, Public Relations
703.460.5996
John.Conley@webmethods.com
WEBMETHODS REPORTS FISCAL FIRST QUARTER FINANCIAL RESULTS
FAIRFAX, Va. — July 27, 2006 — webMethods, Inc. (Nasdaq: WEBM), a leading provider of business integration and optimization software, today announced financial results for its fiscal first quarter ended June 30, 2006.
Total revenue for the first quarter was $46.0 million, compared to $47.7 million in the prior year period. License revenue for the first quarter was $12.6 million, compared to $18.5 million in the prior year period. Under U.S. generally accepted accounting principles (GAAP), the company’s net loss for the first quarter was $5.8 million, or a loss of $0.11 per share, compared to a net loss of $514,000, or a loss of $0.01 per share, in the prior year period.
GAAP results for the first quarter reflect $2.7 million of stock-based compensation expense as a result of the company’s adoption of Financial Accounting Standard No. 123R. Fiscal year 2006 results do not include these expenses. First quarter GAAP results also include $599,000 for amortization of acquired intangibles. This compares to expenses of $661,000 for amortization of deferred warrant charges, $599,000 for amortization of acquired intangibles and $288,000 for restructuring and related costs included in last year’s first quarter GAAP results.
“Subsequent to our July 7th announcement, we’ve made significant progress by closing a number of the deals that we expected to recognize in the first quarter. That said, I want to be clear that our first quarter results remain unacceptable,” said David Mitchell, President and CEO, webMethods, Inc. “This management team is rigorously focused on quickly regaining the significant momentum that we established over the past two years.”
Mitchell continued, “Our pipeline is strong and continues to grow. Our markets are expanding and our technology remains best-in-class, as we remain a vital component of our customer’s operations. We remain confident that our strategy will continue to positively differentiate us in the marketplace and allow for growth in our business.”
First Quarter Financial Highlights:
•	Cash and marketable securities at June 30, 2006 increased by approximately $12.8 million to $175.1 million from $162.3 million at March 31, 2006.

•	Total deferred revenue at June 30, 2006 decreased by $4.4 million to $56.5 million from $60.9 million at March 31, 2006.

Financial Outlook: Based on currently available information, webMethods anticipates total revenue in the fiscal second quarter ending September 30, 2006 will be in the range of $53.5 million to $56.5 million, which includes license revenue in the range of $19.5 million to $22.5 million. GAAP net income per diluted share for the second quarter is anticipated to be in the range of $0.02 to $0.07. GAAP net income for the second quarter is expected to include expenses of approximately $3.0 million related to stock-based compensation and $599,000 for amortization of acquired intangibles and assumes a tax rate of 5%.
Quarterly Business Highlights: During the first quarter, webMethods introduced the SOA Partner Accelerator as a new component of the webMethods Partner Program. The new program is designed to equip webMethods’ partners with the resources needed to more fully capitalize on the shift to service-oriented architecture (SOA) as the next-generation enterprise computing platform. webMethods signed new or extended partnership agreements with E-Dynamic, UltimoSoft, and Vertical VAR, among others, during the quarter.
The webMethods Fabric 6.5 Certification Program was introduced during the quarter. Addressing the specific needs of B2B integration developers, EAI developers, business analysts, system administrators, and enterprise architects, it provides a definitive standard of competency for enterprises employing the webMethods Fabric product suite.
In conjunction with ebizQ, webMethods published Integration and SOA: Concepts, Technologies, and Best Practices. Written for business managers and IT practitioners, this 160 page book provides practical recommendations on how to develop successful business integration, service-oriented architecture and business process management projects within the enterprise.
Peter Gyenes was elected to the webMethods Board of Directors as an independent director. With more than four decades of IT industry experience, Gyenes most recently served as the chairman and CEO of Ascential Software, having previously served in the same role for Informix Software, Ascential’s predecessor firm.
The company also announced the dates for Integration World 2006, webMethods’ annual customer conference, which is taking place November 6-8, 2006 at the Wardman Park Marriott Hotel in Washington, DC.
Global Customer Wins: webMethods won new and additional business during the first quarter with strategic customers worldwide. The following companies represent important new and follow-on business that closed during the quarter: ASUSTek Computer, Inc., Bossini Enterprise Ltd., FirstEnergy Corp., Flextronic, Hewlett Packard, Lufthansa Technik AG, New South Wales (Australia) Police, PeopleClick, Inc., Ping An Insurance, Premier, Inc., PT Bank Mandiri, Renesas Technology America, Inc., Tchibo GmbH, University of Manchester and Videotron Ltd., a Quebecor Media Company, among others.
Conference Call Information: webMethods will host a conference call at 5:00 p.m. Eastern Time today to discuss the company’s fiscal first quarter financial results and its future guidance. The conference call will be available via telephone by dialing 1 (877) 468-1591 in North America or 1 (706) 679-0585 outside North America, or via webcast at www.webmethods.com/investors. A replay of this call will be available through August 1, 2006. Please dial 1-(800) 642-1687 in North America and 1-(706) 645-9291 outside North America, confirmation number 2547877.
About webMethods, Inc.
webMethods (NASDAQ: WEBM) provides business integration software to integrate, assemble and optimize available IT assets to drive business process productivity. webMethods delivers an innovative, enterprise-class business integration platform that incorporates proven integration technology with next generation capabilities into one interoperable set of tools that delivers a unique combination of efficiency, agility and control. webMethods combines industry leadership with a zealous commitment to customers to deliver tangible business value to more than 1,400 global customers. webMethods is headquartered in Fairfax, Va., with offices throughout the U.S., Europe, Asia Pacific and Japan. More information about the company can be found at www.webMethods.com.
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The webMethods name and logo are registered trademarks of webMethods, Inc. in the United States and certain other countries. All other marks mentioned are trademarks or service marks of their respective companies.
This press release and the conference call announced in it may contain various remarks about the future expectations, plans and prospects of webMethods that constitute forward-looking statements for purposes of the safe harbor provisions of U.S. securities laws. Specific forward-looking statements relate to future market opportunities for webMethods’ solutions, webMethods’ products and services and their performance, the size and strength of its markets, the size and quality of its pipeline, expected future financial performance (including total revenue, license revenue, level of cash and marketable securities, non-cash or non-recurring charges, expenses, net earnings or loss, earnings or loss per share), expected financial metrics, webMethods’ future cost savings and expense levels, the anticipated result of marketing and selling models and approaches, the anticipated contributions to webMethods’ future financial performance of certain products or geographic regions of its business, demand for some or all of its products and the contribution to webMethods’ revenue of business partners or webMethods’ products or services. Actual results of webMethods may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the impact of economic conditions, geopolitical factors, seasonal factors, competitive and pricing pressures, terrorism and related uncertainties in the U.S. and abroad on the company’s customers and prospects and their IT spending budgets and priorities; impact upon operations of legal compliance matters or internal controls review, improvement and remediation; difficulties in achieving or maintaining anticipated expense levels and controlling major expenses; variations in the size and timing of customer orders and demand for software offered by webMethods; impact of compliance programs and claims for alleged violations of requirements and duties; impact of changes in management or staff levels; variations in revenue influenced by software vendor or systems integrator partners; impact of rapid technological change; and these and other risks and uncertainties discussed more fully in webMethods’ SEC filings, including those discussed in the “Risk Factors” section of webMethods’ Form 10-K for the year ended March 31, 2006, which is on file with the U.S. Securities and Exchange Commission and may be accessed at www.sec.gov or webMethods’ investor relations web page at www.webMethods.com/investors. webMethods disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this press release.

webMethods, Inc. Condensed Consolidated Statements of Operations
(in thousands, except shares and per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2006	2005

Revenue
License	$12,637	$18,467
Professional services	13,152	11,683
Maintenance	20,217	17,585

Total revenue	46,006	47,735

Cost of revenue
Amortization of intangibles	599	599
License	324	214
Professional services	12,153	10,299
Maintenance	3,197	3,255

Total cost of revenue	16,273	14,367

Gross profit	29,733	33,368

Operating expenses
Sales and marketing	19,488	17,275
Research and development	10,976	11,118
General and administrative	7,129	6,214
Restructuring costs	—	288

Total operating expenses	37,593	34,895

Operating loss	(7,860)	(1,527)

Interest income and other, net	2,284	1,155

Net loss before taxes	$(5,576)	$(372)

Provision for income taxes	228	142

Net loss	$(5,804)	$(514)

Basic and diluted net loss per share	$(0.11)	$(0.01)
Shares used in computing per share amount
Basic and diluted	54,987,235	53,375,463

webMethods, Inc. Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	March 31,
	2006	2006

	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$129,162	$82,371
Marketable securities available for sale	45,927	79,943
Accounts receivable, net	45,455	64,298
Deferred income tax assets, net	184	138
Prepaid expenses and other current assets	8,675	6,830

Total current assets	229,403	233,580

Property and equipment, net	9,582	10,274
Goodwill	46,704	46,704
Intangibles assets, net	5,394	5,993
Long-term deferred income tax assets, net	2,044	1,961
Other assets	4,606	4,299

Total assets	$297,733	$302,811

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,782	$7,323
Accrued expenses	12,063	10,866
Accrued salaries and commissions	9,624	12,694
Deferred revenue	54,293	59,168
Current portion of capital lease	183	259

Total current liabilities	81,945	90,310

Capital lease obligations, net of current portion	—	10
Other long-term liabilities	3,789	3,941
Long-term deferred revenue	2,226	1,772

Total liabilities	87,960	96,033

Total stockholders’ equity	209,773	206,778

Total liabilities and stockholders’ equity	$297,733	$302,811